Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

REDEMPTION OF

RENEWABLE UNSECURED SUBORDINATED NOTES

Minneapolis, MN (June 29, 2010)  -  Winmark Corporation (Nasdaq: WINA) announced today that it will redeem all of its outstanding Renewable Unsecured Subordinated Notes.  The redemption is anticipated to occur on July 30, 2010 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest up to the redemption date.  All interest due on the Notes will cease to accrue on and after the redemption date.  As of June 26, 2010, Winmark had approximately $18.6 million of Renewable Unsecured Subordinated Notes outstanding.

The Company will use a combination of its existing cash as well as bank borrowings to finance the redemption.  The redemption is contingent upon Winmark obtaining financing to complete the transaction.  Winmark has received a commitment from one of its existing lenders on a new bank agreement that it expects to have in place prior to the redemption date.

John L. Morgan, Chairman and Chief Executive Officer, stated, “This series of transactions will lower our overall cost of borrowing, allow us to use our existing cash to pay down debt and preserve our flexibility for the future.”

Winmark Corporation creates, supports and finances business.  At March 27, 2010, there were 883 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round® and there were 21 territories in operation under the Wirth Business Credit® brand.  An additional 49 retail franchises have been awarded but are not open.  In addition, at March 27, 2010, the Company had loans and leases equal to $36.6 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses and the payment of cash dividends for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statement.